AQR CAPITAL MANAGEMENT, LLC

Code of Ethics

A)	General Standards

a	Preamble

AQR has adopted the following Code of Ethics (the “Code”) to achieve the highest level of ethical standards and compliance with federal securities laws. AQR's Code is comprised of the General Standards, the Personal Trading Policy, and the Policy to Prevent the Misuse of Material Non-Public Information. The Code is designed to reasonably prevent any Covered Person;

i)	from employing a device, scheme or artifice to defraud any person;

ii)
from making to any person any untrue statement of a material fact or omit to state to a fund or any client a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

iii)	from engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any person;

iv)	from engaging in a manipulative practice with respect to any client; in connection with purchase or sale of a security held or to be acquired by any person; and

v)	from violating federal and state securities laws.

As a fiduciary, AQR owes its clients more than honesty and good faith alone. AQR has an affirmative duty to act in the best interests of its clients and to make full and fair disclosure of all material facts, particularly where AQR's interests may conflict with those of its clients.

Pursuant to this duty, AQR must at all times act in its clients' best interests, and AQR's conduct will be measured against a higher standard of conduct than that used for mere commercial transactions. Among the specific obligations that the SEC has indicated flow from an adviser's fiduciary duty are:

i)	a duty to have a reasonable, independent basis for its investment advice;

ii)	a duty to obtain best execution for clients' securities transactions where the adviser is in a position to direct brokerage transactions;

iii)	a duty to ensure that its investment advice is suitable to the client's objectives, needs and circumstances;

iv)	a duty to refrain from effecting personal securities transactions inconsistent with client interests; and

v)	a duty to be loyal to clients.

Each employee owes the same fiduciary responsibilities to AQR's clients as set forth above.

b	Antifraud Provision

It is unlawful for any AQR employee to directly or indirectly:

i)	employ any device, scheme, or artifice to defraud any client or prospective client;

ii)	to engage in any transaction, practice, or course of business that operates as a fraud or deceit upon any client or prospective client;

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iii)
act as a principal for its own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of any such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining consent of the client and CCO or designee to such transaction; or

iv)	to engage in any act, practice, or course of business that is fraudulent, deceptive, or manipulative.

c	Conflicts of Interest

Potential conflicts of interest may exist between AQR and its advisory clients. To the extent an activity causes a potential conflict, AQR will disclose the nature of the activity giving rise to the conflict. Prior to engaging in any potentially conflicting business activity AQR employees must obtain approval from the CCO or designee.

Sections 206(1) and 206(2) of the Investment Advisers Act of 1940, as amended (“Advisers Act”) address conflicts of interest that may arise in an investment advisory relationship, even though the conflicts may not specifically involve prohibited activities. Potential conflicts of interest and the higher standard of disclosure to which they are subject, include but are not limited to:

i)
when an adviser receives compensation, directly or indirectly, from a source other than the client for recommending a security, the adviser must disclose the nature and extent of the compensation (e.g., when an adviser receives products and services from a consultant, directly or through an affiliate or subsidiary as a package of “bundled” services);

ii)	when an adviser or an affiliate of the adviser has an interest (e.g., selling commissions, etc.) in an investment being recommended, the extent of the adviser's interest must be disclosed;

iii)
when an adviser or an affiliate will be buying or selling the same securities as a client, the client should be informed of this fact and also whether the adviser (or the affiliate) is or may be taking a position inconsistent with the client's position; and

iv)	when an adviser or related party compensates a third party for referring a client, the material terms of the arrangement must be disclosed to, and acknowledged, by the client.

Reporting Personal Conflicts of Interest

AQR employees are required to report any conflict of interest or perceived conflict of interest mentioned above. In addition, AQR employees must report personal conflicts or perceived personal conflicts that may exist between them and AQR/CNH or AQR/CNH’s clients. Potential areas of personal conflicts include but are not limited to:

v)	Outside business activities (see the Policy for Outside Activities Section of this Compliance Manual)

vi)	Giving and accepting gifts in relation to AQR/CNH’s business (see the Gifts and Entertainment Policy in this Compliance Manual)

vii)	Political contributions in relation to AQR/CNH’s business (see the Political Contributions Policy in this Compliance Manual)

viii)	Personal securities transactions (part of the Code)

ix)	A family member that controls or is employed by a broker/dealer, bank, investment advisor, pension plan, or AQR/CNH client.

x)	A loan to an AQR/CNH client (or their employees) or service provider (or their employees).

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d	Enforcement of Fiduciary Duty

AQR has adopted the procedures set forth in this Code to ensure that AQR and its employees fulfill their fiduciary obligations to its clients. Every employee is responsible for understanding and complying with the rules and procedures set forth in the Code and the Compliance Manual.

e	Compliance Manual Adherence

Failure to comply with the rules and requirements set forth in this Compliance Manual or other AQR policies and procedures may constitute a breach of the Code and in some instances a violation of law. Appropriate remedial action by AQR may include censure, restriction on activities, suspension or termination of employment.

Employees are also required to promptly report, to the Compliance Department, all violations of this Compliance Manual and all other AQR policies and procedures.

f	Sanctions

Violations of these policies may result in penalties ranging from cancellation of an offending trade (with any resulting loss charged to you and any profits forfeited to charity) to a letter of censure, suspension or termination of employment. In addition, AQR may, in its sole and absolute discretion, suspend or revoke personal trading privileges.
An incidental failure to comply with the Code is not necessarily a violation of law or a violation of AQR’s principles of business conduct. Isolated or inadvertent violations of the Code, not resulting in a violation of the law, will be referred to the CCO. The CCO will work the Human Resources Department and the employee’s supervisor to determine the disciplinary action commensurate with the violation, if warranted, that will be imposed.
Violations involving Prohibited Transactions may require the sale of any open positions and disgorgement of any profits realized from the prohibited transaction(s). A pattern of violations that individually do not violate the law but which taken together demonstrate a lack of respect for the Code, may result in disciplinary action, including termination of employment. A violation of the Code resulting in a violation of the law will lead to disciplinary action that may include termination of employment or referral of the matter to the appropriate regulatory agency for civil or criminal investigation.

B.    Reporting of Transactions in Personal Accounts

a	General Policy

It is a general policy of AQR Capital Management, LLC and its advisory affiliates, including CNH Partners, LLC (collectively, the “Firm”) that Covered Persons may trade Securities in Personal Accounts in which they have a direct or indirect Beneficial Interest only if they comply with the Firm’s Personal Trading policies outlined herein. This policy applies to all of the transactions and holdings of a Covered Person in Covered Securities. All exceptions to this policy must be approved by the CCO.

Please refer to section F. below (“Definitions”) of this policy for definitions of the capitalized terms referred to herein.

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b	Duplicate Trade Confirmations and Statements

Employees are required to disclose all Personal Accounts2. Upon disclosure of the accounts, the Compliance Department will notify the broker(s) to provide (i) copies or electronic transmissions of all trade confirmations relating to transactions in the Covered Person’s Personal Accounts, and (ii) duplicate copies of periodic brokerage statements or electronic transmissions of monthly holdings.

Trade confirmations should include the following information:

•	Personal Account holder’s name and account number

•	Ticker symbol or CUSIP, as applicable

•	Interest rate and maturity date, as applicable

•	Quantity of shares or Securities, and the principal amount

•	Date and nature of transaction (i.e., purchase, sale or other acquisition or disposition)

•	Price of the Security

•	Name of broker, dealer or bank with or through the transaction was effected

For any securities transaction or holding (e.g., Private Investments) that does not appear on a trade confirmation or brokerage statement, the Employee must provide the Compliance Department with the same information enumerated above within ten (10) days of the end of the calendar quarter in which the transaction occurred. These transactions generally require pre-clearance via the Firm’s Compliance System (see the Pre-clearance of Private Transactions in section B.2. of this policy before engaging in such transactions).

c	Personal Accounts Limited to Approved Brokers

Covered Persons may only maintain Personal Accounts with Firm-approved brokers. Once an account is opened with an Approved Broker, the Employee must obtain Compliance Department approval to commence trading in Covered Securities. In addition, Employees must notify the Compliance Department through the Firm’s Compliance System when closing a Personal Account. Any exception to this policy must be approved by the CCO. The Firm’s current Approved Brokers are:

1.	TD Ameritrade

2.	Fidelity

3.	Charles Schwab

4.	E*Trade

5.	Interactive Brokers

6.	JP Morgan

7.	Merrill Lynch

8.	Morgan Stanley

9.	Scottrade

10.	UBS

11.	Vanguard

12.	Wells Fargo

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2 New Employees and their Members of Household must disclose all Personal Accounts and securities holdings within ten (10) days of the time the new Employee is hired. Holdings must be current as of a date not more than 45 days prior to the date the individual becomes a Covered Person. This includes Private Investments (e.g., Limited Offering or Private Placement) and all Covered Securities not held at a broker/dealer.

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d	Third Party Managed Accounts

Covered Persons are permitted to maintain third party managed accounts (subject to the Compliance Department’s prior approval) with those investment managers that provide the Firm with a copy of the account management agreement or other governing documents that clearly state the investment manager’s exclusive discretionary authority over the account. Transactions within Personal Accounts managed by an independent third-party with exclusive discretionary authority are exempt from the Firm’s pre-clearance requirement.3

Note - If such an arrangement is not in writing, pre-clearance of transactions within such accounts will be required.

All transactions and holdings within third party managed accounts are subject to periodic monitoring by the Compliance Department.

e	Annual Holdings Reports and Certifications

On an annual basis, each Employee is required to certify to their holdings in all Covered Securities and certify to all transactions in Covered Securities no later than 45 days after the end of the calendar year. Additionally, Employees must certify on a quarterly basis adherence to this policy. Please note such certifications are required even if the Employee does not hold Personal Accounts or enter into any transactions. The above-referenced certifications must be completed electronically through the Firm’s Compliance System.

f	Pre-clearance Requirements

i.	Pre-clearance of Personal Trades

Employees are required to pre-clear all transactions in Covered Securities through the Firm’s Compliance System.

ii.	Pre-clearance of Private Investments
Each Employee is required to pre-clear all transactions in Private Investments through the Firm’s Compliance System. Employees are also required to provide the Compliance Department with a copy of any offering memorandum, term sheet, subscription agreement, or other information, as required.

iii.	Personal Loans

Employees must pre-clear with the Compliance Department any personal loan with a Financial Institution that will be collateralized by Securities. The pre-clearance request should be emailed to the Compliance Department at employeetrading@aqr.com. Pre-clearance involves supplying the Compliance Department with the name of the Financial Institution, the security or securities used as collateral and a description of the loan’s purpose.

iv.	Transactions Not Requiring Pre-clearance

The following transaction types do not require pre-clearance by the Compliance Department and are not subject to holding period rules. Covered Persons need NOT report or pre-clear transactions in the following exempt securities:
__________________________
3 Please note that agreements of non-disclosure cannot be relied on for: (i) joint accounts in which a Covered Person has a Beneficial Interest; or (ii) where investment control is shared with a Covered Person.

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•	direct obligations of the Government of the United States;

•	bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	shares issued by open-end registered investment companies (mutual funds); and

•	currency futures, currencies, currency forwards and derivatives thereof.

g	Pre-clearance Procedures

Employees must adhere to the following pre-clearance procedures:

•
Pre-clearance requests must be submitted electronically through the Firm’s Compliance System. If an Employee is unable to access the Compliance System, the pre-clearance request should be emailed to the Compliance Department at employeetrading@aqr.com.

•	The Compliance System will approve or deny the transaction per the Compliance Department’s parameters.

•	If approval is granted, it is effective only on the date of approval.

•	The Compliance Department reserves the right to deny any trade for any reason. The reasons for any such denial may not be shared with the Employee.

•	If a pre-clearance request is approved, there may be a possibility that the trade will subsequently be denied by the Compliance Department.

Note - Facts and circumstances may occur, post pre-clearance approval, which may compel the Compliance Department to require a reversal of the trade and disgorgement of any resulting gains.

h	Prohibitions and Restrictions on Personal Transactions

i.	Material Nonpublic Information.

The purchase or sale of any Securities while in possession of material nonpublic information (“MNPI”) regarding any issuer of such Securities is strictly prohibited. Any Employee who comes into possession of MNPI must immediately contact the CCO or the Compliance Department. Please see the “Policy to Prevent the Misuse of Material Nonpublic Information” section of the Compliance Manual for additional information.

ii.	Restricted List.

Trading in Securities and derivatives thereof of issuers on the Firm’s Restricted List is prohibited.

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iii.	Market Abuse.

The Firm strictly prohibits Employees from engaging in any personal transactions in mutual funds that could be perceived as market abuse (e.g., market timing) or in a manner inconsistent with a mutual fund’s prospectus.

iv.	Required Holding Period.

A Covered Person may not purchase and sell, or sell and purchase, the same stock or equivalent (including any exchange traded funds, unit trusts and closed-end funds based on one issuer or a Narrow-Based Securities Index) within 30 calendar days. Exceptions may be granted by the CCO under certain circumstances (i.e. extreme financial need).
Note - This policy does not apply to broad based unaffiliated, closed-end funds, unit trusts, exchange traded funds or Exempt Securities.

v.	Short Sales.
All short sales are prohibited. If a Covered Person commences employment with an outstanding short position, such position must be exited within 120 days. Prior to exiting the position, the transaction must be pre-cleared with the Compliance Department at employeetrading@aqr.com.

vi.	Options.
Trading in options is prohibited. If a Covered Person has an outstanding option position prior to the imposition of this policy or commences employment with such a position, the position may be exercised or held until expiration.

vii.	Initial Public Offerings.
Purchasing of any security issued in an Initial Public Offering of an issuer’s Securities is prohibited.

viii.	Futures.
Trading in futures is prohibited. If a Covered Person has an outstanding futures position prior to the imposition of this policy or commences employment with such a position, the position may be held until the expiration date or exited within 120 days.
Note - if a Covered Person wishes to exit an existing futures position, this transaction must be pre-cleared with the Compliance Department at employeetrading@aqr.com.

ix.	Front Running.
Front running is prohibited. Front running is taking a position in a Security or interest in a Personal Account with knowledge that the Firm will soon take a position in the same Security or interest. The Firm prohibits front running because it may disadvantage a Client by possibly impacting the price of a transaction subsequently entered into on behalf of a Client.

x.	Scalping.
Scalping is prohibited. Scalping refers to taking improper advantage of a Client’s trading for the benefit of a Covered Person’s Personal Account. The Firm prohibits scalping because it may disadvantage a Client in relation to pricing and/or execution.

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xi.	Excessive Activity
Personal Trading should not interfere with an Employee’s responsibilities to the Firm. The Compliance Department reviews the volume of all Employees’ personal trading and reserves the right to restrict personal trading for a particular Employee or for all Employees.

i	Personal Trading Violations

The CCO reserves the right to prohibit a Covered Person’s personal trading at any time for any reason. If a Covered Person does not comply with the Firm’s personal trading policies outlined herein, the Firm may require the Covered Person to trade out of the applicable position. Each Covered Person agrees to exit or liquidate, or to cause such positions to be exited or liquidated, upon instructions from the CCO, with the understanding that no explanation is required if such instruction is given, and no liability will accrue to the Firm as a result of losses arising out of such exit or liquidation.

Personal trading violations may lead to disciplinary action, including the suspension of personal trading privileges or termination of employment or referral of the matter to the appropriate regulatory agency for civil or criminal investigation.

C) Policy to Prevent the Misuse of Material Non-Public Information

a	Insider Information

Investment advisers often may have access to material information that has not been publicly disseminated. Federal and state securities laws prohibit any purchase or sale of securities on the basis of material non-public information (“MNPI”), or where it was obtained under circumstances contemplating that it would not be used for personal gain, and in certain other circumstances. In addition, “tipping” of others about such information is prohibited. The persons covered by these restrictions are not only “insiders” of publicly traded companies, but also any other person who, under certain circumstances, learns of MNPI about a company, such as attorneys, accountants, consultants or bank lending officers.

Violation of these restrictions has severe consequences for both AQR and its employees. Trading on inside information or communicating inside information to others is punishable by imprisonment of up to ten years and a criminal fine of up to $1,000,000. In addition, employers may be subjected to liability for insider trading or tipping by employees. Broker-dealers and investment advisors may be held liable for failing to take measures to deter securities laws violations where such failure is found to have substantially contributed to or permitted a violation.
Section 204A under the Advisers Act requires all SEC registered investment advisers to establish, maintain and enforce written policies and procedures to prevent the misuse of material, nonpublic information.

i)
No employee shall engage in any transaction involving the purchase or sale of securities during any period commencing with the date the employee received the non-public material information concerning a company and ending when the Compliance Department determines that the information been made public. Also, refer to the Reporting Obligations section of this policy below.

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ii)
Employees having access to internal financial statements of public companies should scrutinize with particular care any transactions involving the purchase or sale of securities of such public companies during the latter part of any fiscal quarter and ending with the close of business on the second day following the day of the public disclosure of the quarterly or annual financial results. As stated previously, refer to the Reporting Obligations section of this policy.

iii)
Employment at AQR may from time to time expose employees to MNPI regarding public companies in which accounts managed by AQR (“Client Accounts”) hold an investment. Such information is to be considered as strictly confidential by all employees. Employees shall take all appropriate steps to preserve the confidentiality of such information. For example, employees should restrict access to files or computer records containing confidential information, should never leave confidential documents in unattended rooms and should never copy confidential documents for their personal use.

iv)	All Client and AQR proprietary information (this includes trade information) can only be revealed to other personnel (this includes AQR employees) on a need to know basis.

v)
Employees are strictly prohibited from trading on behalf of their personal accounts or any Client Accounts on the basis of any inside information. All employees are strictly prohibited from trading for their personal accounts on the basis of information obtained as the result of their employment with AQR.

vi)
Employee may have to forego a proposed transaction in securities even though he/she planned to make the transaction before he/she learned of the undisclosed material information, and even though he/she may suffer an economic loss or forego anticipated profit by waiting.

vii)	Unless there is a strict need to know, no employee shall disclose MNPI to any person, including, but not limited to, the immediate families of employees.

viii)
In every case where you, as an employee of AQR, know of non-publicly available information that you think could possibly affect an investor’s investment decision regarding securities or affect the market price of securities if it were publicly available, you must inform the Compliance Department before buying or selling any securities.

b	Forms of Material Information

Information is considered “material” if it is information that a reasonable investor would consider important in deciding whether to purchase or sell a security. The information may or may not change an actual investment decision. It is material information if it is something that would have actual significance in the deliberations of the reasonable investor.
Material information may include information about:

•	A company’s earnings estimates;

•	The gain or loss of a significant customer or client;

•	Dividend changes or the declaration of a stock split;

•	The borrowing of significant funds;

•	A new offering of securities;

•	A major labor dispute;

•	A new joint venture;

•	An agreement or proposal for an acquisition or merger;

•	A significant sale of assets or the disposition of a subsidiary;

•	Major litigation;

•	Liquidity problems;

•	Management changes;

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•	Any other significant company developments.

Information about investment decisions by AQR may also be material inside information. Trading ahead of transactions for AQR’s clients may constitute insider trading as well as “front running”. Refer to the Prohibition on Front- running section of this policy above.

c	Non-Public Information

Information is considered non-public until it has been fully disclosed and disseminated to the public. Information in a major publication, on a major wire service or contained in an SEC filing would be considered public. Under current SEC guidance, however, information contained on a company web site is not necessarily public at the moment it appears.

According to the SEC, depending upon the nature of the publication, it may be necessary to allow two or three business days for information to be considered fully disseminated to the public. However, information may be fully disseminated to the public nearly instantaneously if published on major wire service, or similar mass distribution.

Employees should assume that all information obtained in the course of their employment is not public unless the information has been disclosed by means of a press release, wire service, newspaper, telecommunications network, proxy statement or prospectus or in a public filing made with a regulatory agency, or is otherwise available from public disclosure services. The issue of what constitutes a “reasonable opportunity to value the information” is a question of fact and circumstances that will need to be determined on a case-by-case basis. The Compliance Department (which may include consultation with legal counsel) will make any such determination. No inside information in the possession of any employee of AQR will be deemed to have become public prior to the Compliance Department’s determination.

d	Reporting Obligations

In order to effectively maintain adherence to these policies you must always do the following:

•
Immediately after an employee becomes aware of MNPI, under any circumstances, he/she must inform the Compliance Department in order for that security or company to be added to a Watch list/Restricted List

•	The Compliance Department must be informed of any investment related discussion with an issuer as soon as practically possible.

•
If you receive information from an issuer in the ordinary course of business and have any concern that the issuer may not have publicly disclosed the information, please contact the Compliance Department immediately.

A Watch List is a set of procedures by which the Compliance Department monitors trading in specific securities for the purpose of detecting any improper activity. The purpose of a Watch List is to allow this monitoring without alerting the entire firm and without having to impose a general trading restriction.

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A Restricted List is a set of procedures by which the Compliance Department restricts trading in certain securities in order to prevent improper activity. The Compliance Department administers the Restricted List procedures and investigates any indications of violations. Unless otherwise expressly indicated, the restrictions imposed by the Restricted List apply to trading in employees’ personal accounts, proprietary accounts, sponsored funds and client portfolios. Refer to the Restricted Securities section of this policy above.

e	Expert Networks or Consultants

Engaging a third party to provide information, advice, analysis, market expertise, or industry expertise for use in formulating investment views and in making investment decisions may expose AQR staff to MNPI. Such third parties may have confidential information and/or MNPI by having relationships with current or recent employees of public companies; known significant suppliers, distributors, etc. to public companies; attorneys, accountants and consultants engaged by public companies; or doctors serving on data safety monitoring boards for clinical trials.

Therefore, prior to engaging such a third party, the Compliance Department must be notified.

f	Trading Affiliated Managers Group Securities

•
Because of AQR’s relationship with Affiliated Managers Group, Inc. (“AMG”), AQR has adopted special trading procedures for AMG securities. AQR’s investment management team is prohibited from purchasing or selling AMG securities for AQR sponsored funds, proprietary accounts and client accounts unless specifically approved by the Compliance Department.

•
AQR Covered Persons are prohibited from trading AMG securities in their Covered Accounts three business days after AMG issues a press release regarding quarterly or annual earnings (an “Earnings Release”) (with the date of the Earnings Release being counted as the first business day) and within 14 calendar days prior to the final day of the quarter in which such Earnings Release will be made public.

•	Covered Persons are required to pre-clear all transactions in AMG securities (i.e. fixed income and equity). Refer to the Pre-Clearance of Transactions section of this policy.

g	Annual Certification
On an annual basis, each Covered Person (not including Members of Household) is required to certify that he/she has read, understands and will adhere to the Compliance Manual.
If an employee commences employment less than 90 days prior to the year-end and the Code is not amended in the same period, an annual certification will not be required.

D) Definitions

•
Beneficial Interest: The term “Beneficial Interest” is the right to the economic benefits of a Security and includes all Securities in which a person, through any contract, arrangement, understanding, relationship or otherwise, has a direct or indirect economic or pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of Securities held in any account that by reason of any contract, arrangement, or understanding provides a person with a pecuniary interest or with sole or shared voting or investment discretion. Pecuniary interest shall include the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in Securities.

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•	Client: The term “Client” means a person or entity with an advisory or sub-advisory agreement with AQR Capital Management, LLC and/or CNH Partners, LLC.

•	Compliance System: The term “Compliance System” means the Firm’s Compliance Pre-clearance, Reporting and Certification System (StarCompliance).

•	Covered Person: The term “Covered Person” includes the definitions of Employee and Members of Household.

•	Covered Securities: The term “Covered Securities” means any Security other than Exempt Securities

•	Employee: The term “Employee” means any principal, officer or person employed by the Firm, and such other persons as may be designated by the CCO.

•
Financial Institution: The term Financial Institution” includes: (1) a bank holding company; (2) a savings and loan holding company; (3) any bank or other institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (4) any member of the Federal Home loan Bank System; (5) any credit union, the accounts of which are insured by the National Credit Union Share Insurance Fund; (6) any federal land bank, federal land bank association, federal intermediate credit bank, production credit association and bank for cooperatives; and (7) any small business investment company.

•
Members of Household: The term “Members of Household” means any person who lives in the Covered Person’s residence and shares personal assets (e.g., spouse, partner, child, stepchild, grandchild, parent, stepparent, sibling, in-laws, grandparent and any other person who supports the Covered Person, or who the Covered Person supports directly or indirectly to a material extent (i.e., providing more than 25% or more of a person’s annual income).

•
Narrow-Based Security Index: A Narrow-Based Security Index means an index - that has 9 or fewer component securities; in which a component security comprises more than 30 percent of the index's weighting; in which the five highest weighted component securities in the aggregate comprise more than 60 percent of the index’s weighting; or in which the lowest weighted component securities comprising, in the aggregate, 25 percent of the index’s weighting have an aggregate dollar value of average daily trading volume of less than $50,000,000 (or in the case of an index with 15 or more component securities, $30,000,000), except that if there are two or more securities with equal weighting that could be included in the calculation of the lowest weighted component securities comprising, in the aggregate, 25 percent of the index’s weighting, such securities shall be ranked from lowest to highest dollar value of average daily trading volume and shall be included in the calculation based on their ranking starting with the lowest ranked security. Note - single name commodity ETFs are not included in this definition.

•
Personal Account: The term “Personal Account” of an Employee means any account (including any custody account and any account maintained by an entity that may act as a broker or principal or any account where a third party has been granted discretionary investment authority) holding stocks, bonds, futures, options, listed or OTC derivatives or other instruments in which the Employee or any of his or her Members of Household has any direct or indirect Beneficial Interest, including personal

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accounts and trusts for the benefit of such persons (excluding any Firm or Fund account). Retirement accounts (e.g., 401(k) plans) and education savings accounts (e.g., 529 plans) are not required to be disclosed provided that no single stock trading may be conducted.

•
Private Investments: The term “Private Investments” means investments in AQR hedge funds, other hedge funds, private equity funds, venture capital funds, real estate funds, or companies, including by way of privately placed securities, whose securities are not listed on a public securities exchange, but excludes investments in mutual funds and exchange traded funds.

•	Restricted List: The Restricted List is the Firm’s list of Securities for which Personal Account and Firm trading is either partially of wholly prohibited unless pre-approved by the CCO.

•
Security: The term “Security” has the same meaning as set forth in Section 202 (a)(18) of the U.S. Investment Advisers Act of 1940, including all forms of stocks, notes, bonds, debentures and other evidences of indebtedness, investment contracts, derivatives of such instruments (e.g., options, warrants and spread bets) and any other investment instruments.

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